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                                                                     EXHIBIT 8.1


                                VINSON & ELKINS
                                ATTORNEYS AT LAW

                             VINSON & ELKINS L.L.P.
                             2300 FIRST CITY TOWER
                               1001 FANNIN STREET
                           HOUSTON, TEXAS 77002-6760
                            TELEPHONE (713) 758-2222
                               FAX (713) 758-2346


                               December 10, 1998


Seagull Energy Corporation
1001 Fannin, Suite 1700
Houston, Texas 77002-6714


Gentlemen:

         You have requested our opinion with respect to certain federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") of the merger (the "Merger") of Ocean Energy, Inc., a Delaware corporation ("OEI"), with and into Seagull Energy Corporation, a Texas corporation ("Seagull").

         Our opinion is based upon (i) the Agreement and Plan of Merger dated as of November 24, 1998, as amended, by and between Seagull and OEI (the "Merger Agreement")--1, including the representations contained therein, (ii) the facts set forth in the Registration Statement filed with the Securities and Exchange Commission with respect to the Merger, and (iii) current provisions of the Code, existing regulations thereunder, current administrative rulings of the Internal Revenue Service and court decisions. Based upon the foregoing, and conditioned upon our understanding that the transactions contemplated by the Merger Agreement will be carried out strictly in accordance with the terms of the Merger Agreement, it is our opinion that:

                 (i) the Merger will constitute a reorganization within the meaning of section 368(a) of the Code;

                 (ii) Seagull and OEI will each be a party to that reorganization within the meaning of section 368(b) of the Code; and

                 (iii) no gain or loss will be recognized by Seagull or OEI by reason of the Merger for federal income tax purposes.

         We participated in the preparation of the Registration Statement. We hereby confirm that the conclusions of law ascribed to us with respect to federal income tax matters set forth in the Registration Statement under the heading "Certain Material U.S. Federal Income Tax Consequences of the Merger" are accurate and complete in all material respects.

         We hereby consent to the use of our name in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,



                                             VINSON & ELKINS L.L.P.


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1--Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.